Exhibit 10.6

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), dated as of July 14, 2016, is entered into among PAR WYOMING, LLC, a Delaware limited liability company (“Holdings”), as a guarantor, HERMES CONSOLIDATED, LLC, a Delaware limited liability company doing business as Wyoming Refining Company (the “Company”), WYOMING PIPELINE COMPANY LLC, a Wyoming limited liability company (“Wyoming Pipeline”; and together with the Company collectively, jointly and severally, “Borrowers”), and BANK OF AMERICA, N.A. (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement (as defined below).

RECITALS

WHEREAS, Borrowers, Black Elk Refining, LLC (“Black Elk”), as guarantor, and the Lender entered into that certain Third Amended and Restated Loan Agreement dated as of April 30, 2015 (as amended or modified from time to time, the “Loan Agreement”);

WHEREAS, in connection with the Par Acquisition, pursuant to the Third Amendment to Third Amended and Restated Loan Agreement dated as of July 14, 2016, Black Elk is being released from all of its obligations under the Loan Documents.

WHEREAS, Holdings, as the new owner of all of the Equity Interests of the Company, and the other parties hereto have agreed to amend the Loan Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Amendments to Loan Agreement.

(a) The following definitions in Section 1.1 of the Loan Agreement are deleted in their entirety and replaced as follows:

EBITDA: determined on a consolidated basis for Holdings and its Subsidiaries, net income (less Distributions paid for general and administrative expenses pursuant to Section 10.2.4(iii) but without duplication of any such expense already accounted for in net income), calculated before (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains or losses arising from the write-up or write-down of assets (including non-cash inventory gains or losses), (f) any extraordinary gains or losses or non-recurring gains or non-recurring losses (in the case of non-recurring losses, the characterization of a loss as a non-recurring loss is subject to concurrence of Lender as determined in its reasonable discretion), (g) unrealized gains or losses with respect to obligations with respect to Hedging Agreements, (h) non-cash compensation expenses, (i) income, gains, expenses or losses resulting from allocations of the purchase price made in connection with the Par Acquisition, (j) to the extent not capitalized: (1) non-cash charges and expenses related to the Par Acquisition, (2) severance expense related to the Par Acquisition and incurred no later than twelve months following the consummation of the Par Acquisition and (3) one-time transaction fees and expenses related to the Par

Acquisition (including related amendments to this Agreement) that (A) are paid by third parties or an affiliate of Parent, and not paid by Holdings or its Subsidiaries or (B) if paid by Holdings or its Subsidiaries, do not exceed $3,000,000 in the aggregate from and after July 1, 2016, (k) gains and expenses arising from a change in accounting treatment as a result of the Par Acquisition, and (l) operating expenses solely relating to scheduled refinery “turnarounds” or scheduled downtime of the refinery in excess of five days which expenses (i) if incurred in connection with a “turnaround” that is completed within twelve months following the Closing Date, shall not exceed $5,000,000 during the term of this Agreement and (ii) if incurred in connection with any other “turnaround” or scheduled downtime of the refinery in excess of five days, are subject to the approval of Lender in its reasonable discretion (in each case, to the extent included in determining net income). Notwithstanding anything to the contrary contained herein, EBITDA shall be calculated as follows: (I) for the month ended July 31, 2016, EBITDA shall be EBITDA for such month multiplied by 12; (II) for the month ended August 31, 2016, EBITDA shall be EBITDA for the two month period then ended multiplied by 6; (III) for the month ended September 30, 2016, EBITDA shall be EBITDA for the three month period then ended multiplied by 4; (IV) for the month ended October 31, 2016, EBITDA shall be EBITDA for the four month period then ended multiplied by 3; (V) for the month ended November 30, 2016, EBITDA shall be EBITDA for the five month period then ended multiplied by 2.4; (VI) for the month ended December 31, 2016, EBITDA shall be EBITDA for the six month period then ended multiplied by 2; (VII) for the month ended January 31, 2017, EBITDA shall be EBITDA for the seven month period then ended multiplied by 12/7; (VIII) for the month ended February 28, 2017, EBITDA shall be EBITDA for the eight month period then ended multiplied by 1.5; (IX) for the month ended March 31, 2017, EBITDA shall be EBITDA for the nine month period then ended multiplied by 4/3; (X) for the month ended April 30, 2017, EBITDA shall be EBITDA for the ten month period then ended multiplied by 1.2; (XI) for the month ended May 31, 2017, EBITDA shall be EBITDA for the eleven month period then ended multiplied by 12/11; and (XII) commencing with the period ending June 30, 2017 and continuing thereafter, EBITDA shall be measured on a trailing twelve months basis.

Fixed Charge Coverage Ratio: the ratio of, determined on a consolidated basis for Holdings and its Subsidiaries as of the end of (1) each fiscal month of Holdings and its Subsidiaries ending on or before December 31, 2016 (a) (i) EBITDA minus (ii) maintenance Capital Expenditures for the most recent twelve fiscal months (provided that, for the avoidance of doubt, expenses solely relating to scheduled refinery “turnarounds” shall not constitute maintenance Capital Expenditures) and cash taxes and tax distributions paid, to (b) Fixed Charges for the most recent twelve fiscal months and (2) the first Fiscal Quarter of Holdings and its Subsidiaries ending March 31, 2017 and for each Fiscal Quarter of Holdings and its Subsidiaries thereafter (a) (i) EBITDA minus (ii) maintenance Capital Expenditures for the most recent four Fiscal Quarters (provided that, for the avoidance of doubt, expenses solely relating to scheduled refinery “turnarounds” shall not constitute maintenance Capital Expenditures) and cash taxes and tax distributions paid, to (b) Fixed Charges for the most recent four Fiscal Quarters.

Fixed Charges: with reference to any period, without duplication, the sum of (a) cash interest expense for such period, plus (b) regularly scheduled principal payments made on Borrowed Money during such period, plus (c) Distributions made in cash during such period (excluding (i) tax distributions and (ii) Distributions made pursuant to Section 10.2.4(v)).

Level 2 Reporting Period Trigger Period: excluding the three months following the closing date of the Par Acquisition, the period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than an amount equal to 30% of the Borrowing Base at any time following the Closing Date; and (b) continuing until no Event of Default exists and Excess Availability has been equal to or greater than an amount equal to 30% of the Borrowing Base for ninety (90) consecutive days; provided, however, if during such ninety (90) consecutive day period, Excess Availability is less than the lower of (i) $20,000,000 and (ii) an amount equal to 50% of the Borrowing Base, a Level 1 Reporting Trigger Period shall commence at the end of such ninety (90) consecutive day period.

Leverage Ratio: the ratio of, determined as of the end of (1) each fiscal month of Holdings and its Subsidiaries ending on or before December 31, 2016 of (a) Borrowed Money (other than Contingent Obligations) of Holdings and Subsidiaries as of the last day of such fiscal month less the Surplus Cash Amount as of the last day of such fiscal month, to (b) EBITDA and (2) the first Fiscal Quarter of Holdings and its Subsidiaries ending March 31, 2017 and for each Fiscal Quarter of Holdings and its Subsidiaries thereafter (a) Borrowed Money (other than Contingent Obligations) of Holdings and Subsidiaries as of the last day of such Fiscal Quarter less the Surplus Cash Amount as of the last day of such Fiscal Quarter, to (b) EBITDA.

(b) The following sentence is hereby added to Section 2.1.1 of the Loan Agreement to read as follows:

Subject to the approval of the Lender and the receipt by the Borrowers of an additional commitment to make Revolver Loans hereunder from a lender reasonably acceptable to the Lender, this Agreement may be amended at the sole reasonable discretion of the Lender to increase the Commitment by up to $30,000,000 in a single increase (the conditions to any such increase will include, without limitation, the terms and conditions of such increase and the identity of such lender providing such additional commitment being satisfactory to the Lender in its sole reasonable discretion, the Loan Documents being amended or restated in a manner reasonably satisfactory to the Lender and receipt by the Lender of credit approval).

(c) Section 10.1.2(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

(b) (i) as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Obligors and Subsidiaries (and upon any change in the Obligors’ corporate structure, at Lender’s request, on a consolidating basis for Obligors and Subsidiaries), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes; and

(ii) as soon as available, and in any event within thirty (30) days after the end of each month, Borrower Agent shall deliver to Lender (1) a reconciliation of the Schedule of Accounts attached to a Borrowing Base Certificate prepared as of such month end, to (y) the Company’s general ledger as of such month end, and (2) a reconciliation of (x) the

Schedule of Inventory volumes attached to a Borrowing Base Certificate prepared as of such month end, to (y) inventory volumes used to determine the inventory values on the Company’s general ledger as of such month end, (3) a reconciliation of (x) a Schedule of Trade and Crude Oil Accounts Payable as of such month end setting forth a detailed aged trial balance of all the Company’s then existing accounts payable, specifying the name of and the balance due to each creditor, to (y) the Company’s general ledger as of such month end, and (4) for each month end that is also a Fiscal Quarter end, a certificate from the chief financial officer of Borrower Agent showing and certifying to the calculation of the Fixed Charge Coverage Ratio for the twelve month period ending as of such Fiscal Quarter end.

(d) Section 10.2.2(s) of the Loan Agreement is deleted in its entirety and replaced with the following:

(s) Liens on cash deposits securing (i) any Hedging Agreement permitted by Section 10.2.8 or (ii) any Hedging Agreement permitted by Section 10.2.15(b);

(e) Section 10.2.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

10.2.4. Distributions; Upstream Payments. Without the prior written consent of the Lender, declare or make any Distributions, except:

(i) Upstream Payments;

(ii) so long as no Event of Default shall have occurred and is continuing, Distributions by the Company or any Subsidiary to Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries;

(iii) Distributions by Holdings to its members for the purpose of paying general and administrative expenses allocated to Holdings and its Subsidiaries by Parent and consistent with historical costs, less the amount of general and administrative expenses actually incurred by Holdings and its Subsidiaries, but not to exceed $10,000,000 in any twelve month period;

(iv) Holdings and each of its Subsidiaries may pay Distributions payable solely in the Equity Interests of Holdings;

(v) as a result of the Lender releasing the remaining Required Cash Collateral on the Required Cash Collateral Release Date (which return may be effective by Lender’s release of its Lien on the Required Cash Collateral), Holdings may pay Distributions to its members on the Required Cash Collateral Release Date in an amount not to exceed the remaining Required Cash Collateral; and

(vi) on or after the Required Cash Collateral Release Date, Distributions from the Company to Holdings (and in turn, if desired by Holdings, from Holdings to its members) in an aggregate amount not to exceed the sum of (A) any Required Cash Collateral withdrawn by the Lender from the Cash Collateral Accounts as the result of an Event of Default under Section 10.3.1 or 10.3.2 plus (B) $2,500,000, so long (a) as both immediately before and after giving effect to such Distribution, no Default or Event of Default shall exist or shall occur as a result therefrom, and (b) immediately after giving effect to such Distribution, Obligors shall have a Fixed Charge Coverage Ratio of at least 1.25 to 1.00.

(f) Section 10.2.15 of the Loan Agreement is hereby amended in its entirety to read as follows:

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except (a) to hedge risks arising in the Ordinary Course of Business and not for speculative purposes, and (b) commodity Hedging Agreements to hedge or manage any of the risks related to Borrowers’ Inventory, but only so long as the notional value under all such commodity Hedging Agreements does not exceed $35,000,000 in the aggregate at any time; provided that no Obligor nor any Subsidiary shall enter into any additional transactions under the BP ISDA after April 1, 2016.

(g) Section 10.2.22 of the Loan Agreement is deleted in its entirety and replaced with the following:

10.2.22. Activities of Holdings. Cause Holdings at any time to (a) own any material assets, other than all of the issued and outstanding Equity Interests of the Company or (b) engage in any business activity other than the ownership of all of the issued and outstanding Equity Interests of the Company and activities, transactions or financings reasonably related or incidental thereto.

(h) Section 10.3.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

10.3.2. Leverage Ratio. Obligors shall maintain a Leverage Ratio of not greater than (i) as of July 31, 2016, August 31, 2016 and September 30, 2016, 2.50 to 1.0 and (ii) as of October 31, 2016 and the last day of each fiscal month or Fiscal Quarter, as applicable, of Holdings and its Subsidiaries ending thereafter, 3.00 to 1.00.

2. Limited Consent. The Lender hereby consents to and ratifies the Company amending and restating its Amended and Restated Limited Liability Company Agreement dated as of June 30, 2011 pursuant to the Second Amended and Restated Limited Liability Company Agreement dated as of the date of this Amendment, a true and correct copy of which is attached hereto as Annex A.

3. Effectiveness; Conditions Precedent. This Amendment shall be effective when all of the conditions set forth in this Section 3 have been satisfied:

(a) receipt by the Lender of copies of this Amendment duly executed by the Borrowers and Holdings;

(b) evidence that the BP ISDA and the Intercreditor Agreement have been terminated;

(c) the Required Cash Collateral has been deposited into a Cash Collateral Account maintained by the Company, and the Company shall have executed and delivered a deposit account security agreement in respect thereof; and

(d) the Borrowers shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the effective date of this Amendment, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).

4. Estoppel, Acknowledgement and Ratification of Loan Agreement. Each of the Obligors acknowledges and confirms that as of the date hereof (a) the aggregate outstanding principal amount of the Term Loan is $58,035,716 and (b) the aggregate outstanding principal amount of the Revolver Loans and LC Obligations is $10,170,000, each of which amounts constitutes a valid and subsisting obligation of the Obligors to the Lender that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each Obligor acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. Each Obligor reaffirms that each of the Liens created and granted in or pursuant to the Security Documents is valid and subsisting and agrees that this Amendment shall in no manner impair or otherwise adversely affect such obligations or Liens, except as explicitly set forth herein. This Amendment is a Loan Document.

5. Authority/Enforceability. Each Obligor represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Obligor and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Obligor of this Amendment, other than those already obtained.

(d) The execution and delivery of this Amendment does not (i) contravene the terms of its Organic Documents or (ii) violate any Applicable Law.

6. Representations and Warranties of the Obligors. Each Obligor represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties set forth in Section 9 of the Loan Agreement are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, or to the extent they are specific or related or Black Elk and (b) no event has occurred and is continuing which constitutes a Default or Event of Default.

7. Counterparts/Facsimile. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by facsimile or other secure electronic format (.pdf) shall be effective as an original.

8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

11. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Release. In consideration of the Lender’s willingness to enter into this Amendment, each of the Obligors hereby releases and forever discharges the Lender and each of the Lender’s predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents through the date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which each of the Obligors may have or claim to have against any of the Lender Group.

13. No Actions, Claims. As of the date hereof, each Obligor hereby acknowledges and confirms that it has no actual knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against any of the Lender Group arising from any action by such Persons or failure of such Persons to act under the Loan Documents on or prior to the date hereof.

14. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY EACH OBLIGOR AND THE LENDER.

[Signature page follows]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

OBLIGORS:	HERMES CONSOLIDATED, LLC

	By:	/s/ John Kaiser
Name: John Kaiser
Title: Vice President and Treasurer

WYOMING PIPELINE COMPANY LLC

	By:	/s/ John Kaiser
Name: John Kaiser
Title: Vice President and Treasurer

PAR WYOMING, LLC

	By:	/s/ William Monteleone
Name: William Monteleone
Title: Vice President

LENDER:	BANK OF AMERICA, N.A.,

	By:	/s/ Michael T. Letsch
Name: Michael T. Letsch
Title: Senior Vice President

ANNEX A

Second Amended and Restated Limited Liability Company Agreement

See attached.